Exhibit 5(a)




                                           February 21, 1996



Kentucky Power Company
1701 Central Avenue
AShland, Kentucky  41101

Dear Sirs:

         With respect to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Kentucky Power Company (the "Company") relating to the issuance and sale by the Company in one or more transactions from time to time of its First Mortgage Bonds (the "Bonds") and its unsecured debt securities (the "Notes") (the Bonds and the Notes being collectively called the "Debt Securities"), we wish to advise you as follows:

         We are of the opinion that when the steps mentioned in the next paragraph below have been taken, the Debt Securities will be valid and legally binding obligations of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratoriums and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         The steps to be taken which are referred to in the next preceding paragraph consist of the following:

              (1) Appropriate definitive action by the Board of Directors of the Company with respect to the proposed transactions set forth in said Post-Effective Amendment No. 1;

              (2) Appropriate action by and before the Public Service Commission of Kentucky in respect of the proposed transactions set forth in said Post-Effective Amendment No. 1;

              (3) Compliance with the Securities Act of 1933, as amended, and with the Trust Indenture Act of 1939, as amended;

              (4) Execution and delivery of one or more proposed Indentures Supplemental to Mortgage and Deed of Trust of the Company dated as of May 1, 1949, as amended and supplemented, under which the Bonds will be issued, and the recording and filing thereof in all required offices of record in Kentucky;

              (5) Issuance and sale of the Bonds by the Company in accordance with the above-mentioned Mortgage and Deed of Trust and with the governmental and corporate authorizations aforesaid; and

              (6) Issuance and sale of the Notes by the Company in accordance with the governmental and corporate authorizations aforesaid.

         Insofar as this opinion relates to matters governed by laws of the Commonwealth of Kentucky, this firm has consulted, and may consult further, with local counsel in which this firm has confidence and will rely, as to such matters, upon such opinions or advice of such counsel which will be delivered to this firm prior to the closing of the sale of the Debt Securities. This opinion does not purport, and it is not intended, to cover any questions relating to property titles, franchises or the lien of the above-mentioned Mortgage and Deed of Trust.

         We consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 1 and to the use of our name and the inclusion of the statements in regard to us set forth in said Post-Effective Amendment
No. 1 under the caption "Legal Opinions".

                                    Very truly yours,

                                    /s/ Simpson Thacher & Bartlett

                                    SIMPSON THACHER & BARTLETT